                                                                     Exhibit 4.2


                            SHAREHOLDERS AGREEMENT

                        Dated as of December 20, 1994

                                     Among

                                GLENN R. JONES,

                          JONES INTERNATIONAL, LTD.,

                        BELL CANADA INTERNATIONAL INC.

                                      and

                        JONES EDUCATION NETWORKS, INC.

                               TABLE OF CONTENTS

                                                                          Paqe
                                                                          ----
                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.1    Definitions.............................................

                                  ARTICLE II
                           GOVERNANCE OF THE COMPANY

SECTION 2.1    Board of Directors......................................
        2.2    Additional Rights.......................................

                                  ARTICLE III
                                   COVENANTS

SECTION 3.1    Consultation on Business Strategies.....................
        3.2    Transactions with Affiliates............................
        3.3    Information.............................................
        3.4    Preemptive Rights.......................................
        3.5    Registration Rights.....................................
        3.6    Confidentiality.........................................

                                   ARTICLE IV
                             TRANSFER RESTRICTIONS
                              AND OFFER PROCEDURES

SECTION 4.1    Transfer Restrictions...................................
        4.2    Legends.................................................
        4.3    Right to Compel Sale....................................
        4.4    Tag-Along Right.........................................
        4.5    Right of First Offer on Sales of Capital Stock by
                 Bell International Shareholders.......................

        4.6    Termination.............................................

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

SECTION 5.1    Representations and Warranties of Jones.................

_____________________

     *The Table of Contents is not a part of this Agreement.

        5.2    Representations and Warranties of
                 International.........................................
        5.3    Representations and Warranties of
                 Investor..............................................
        5.4    Representations and Warranties of
                 the Company...........................................

                                  ARTICLE VI
                                 MISCELLANEOUS

SECTION 6.1    Termination.............................................
        6.2    Successors and Assigns; Assignment......................
        6.3    Specific Performance....................................
        6.4    Notices.................................................
        6.5    Expenses................................................
        6.6    Amendments and Waivers..................................
        6.7    Governing Law...........................................
        6.8    Counterparts; Effectiveness.............................
        6.9    Headings................................................
        6.10   Entire Agreement........................................
        6.11   Separability............................................

                                   EXHIBITS
                                   --------

EXHIBIT A      Registration Rights

          AGREEMENT dated as of December 20, 1994 among Glenn R. Jones, a resident of Colorado, Jones International, Ltd., a Colorado corporation ("International"), Bell Canada International Inc., a Canadian corporation ("Investor") and Jones Education Networks, Inc., a Colorado corporation (the "Company").

                               W I T N E S E T H:
                               - - - - - - - - -

          WHEREAS, concurrently with the execution of this Agreement, Investor is purchasing from the Company 2,410 Class A Shares at a price of $18,000,000 in the aggregate; and

          WHEREAS, in connection with such transactions the parties hereto wish to enter into certain arrangements concerning the operation and governance of the Company and other related matters;

          NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          1.1.  Definitions.  (a)  The following terms, as used herein, have the
                -----------
following meanings:

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          "BCE GROUP ENTITY" means, at any time, BCE Inc., Investor and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by BCE Inc. at such time and (ii) any other entity that is, directly or indirectly, controlled by BCE Inc. at such time.

          "BCB GROUP SHAREHOLDER" means, at any time, any BCE Group Entity that owns shares of Capital Stock at such time.

          "BELL INTERNATIONAL GROUP ENTITY" means, at any time, Investor and (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by Investor at such time and (ii) any other entity that is, directly or indirectly, controlled by Investor at such time.

          "BELL INTERNATIONAL SHAREHOLDER" means, at any time, any Bell International Group Entity that owns shares of Capital Stock at such time.

          "BOARD" means the board of directors of the Company.

          "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada or Denver, Colorado.

          "CAPITAL STOCK" means, at any time, the Class A Shares, the Class B Shares and any other shares of authorized capital stock of the Company.

          "CLASS A SHARES" means the shares of Class A Common Stock, par value $0.01 per share, of the Company.

          "CLASS B SHARES" means the shares of Class B common Stock, par value $0.01 per share, of the Company.

          "CLOSING DATE" means the date of this Agreement.

          "DOLLARS" or "$" means United States dollars.

          "EDUCATION GROUP" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time.

          "EDUCATION GROUP ENTITY" means, at any time, each Person included in the Education Group at such time.

          "EMPLOYEE OPTIONS" means options to purchase shares of Capital Stock granted to employees, officers or directors of the Company or any of its Subsidiaries pursuant to any employee benefit plan (including a stock option, stock purchase or stock bonus plan) approved by the Board.

          "GOVERNMENTAL AUTHORITY" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

          "INVESTOR'S OWNERSHIP PERCENTAGE" means, at any time, the Ownership Percentage of the Bell International Group Entities at such time.

          "JI GROUP" means, at any time, Jones, International and each other Person that is a Subsidiary of Jones or International at such time, other than any Person that is an Education Group Entity at such time.

          "JI GROUP ENTITY" means, at any time, each Person included in the JI Group at such time.

          "JI SHAREHOLDER" means, at any time, any JI Group Entity that owns shares of Capital Stock at such time.

          "JONES" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

          "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

          "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

          "OWNERSHIP PERCENTAGE" means, with respect to any Person, the ratio of
(i) the aggregate number of shares owned by such Person to (ii) the sum of (x) the aggregate number of shares of Capital Stock outstanding on the date hereof,
(y) the aggregate number of shares of Capital Stock issued after the date hereof for cash and (z) the aggregate number of shares of Capital Stock that would be issued if all New Securities (other than shares of Capital Stock) issued for cash were converted or exchanged into shares of Capital Stock (subject to adjustment as provided in Section 3.4(b)).

          "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "PUBLIC OFFERING" means an underwritten public offering of Capital Stock pursuant to an effective registration statement under the Securities Act.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

          "SHAREHOLDER" means, at any time, any Bell International Shareholder or JI Shareholder at such time.

          "SUBSIDIARY" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner and (iii) any other entity that is, directly or indirectly, controlled by such Person. The parties hereto acknowledge that (i) Glenn R. Jones, International and Investor are not Subsidiaries of any Education Group Entity, (ii) Glenn R. Jones and International are not Subsidiaries of any Intercable Group Entity and (iii) BCE Inc. is not a Subsidiary of Investor.

          "THIRD PARTY PURCHASER" means any Person that is not a JI Group
Entity or a Bell International Group Entity that purchases or agrees to purchase shares of Capital Stock in connection with a Compelled Sale or a Tag Along Sale.

          "TRANSFER" means, with respect to any securities, any direct or indirect sale, assignment, transfer, grant of a participation in, pledge, gift or other disposition thereof, without regard to whether such disposition is for consideration.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

               Term                          Section
               ----                          -------
          Closing Period                       4.5
          Compelled Sale                       4.3
          Compelled Sale Notice                4.3
          Eligible Assignee                    6.2
          Intercable Group Entity              6.2
          Investor Nominee                     2.1

          Grantee                            3.4
          Market Value                       3.4
          New Securities                     3.4
          Offer Notice                       4.5
          Offered Shares                     4.5
          Purchase Conditions                3.4
          Rights Notice                      3.4
          Sale Notice                        4.4
          Same Consideration                 4.3
          Tag Along Sale                     4.4
          Trigger Date                       3.4

                                   ARTICLE II

                           GOVERNANCE OF THE COMPANY

          2.1.  Board of Directors.  The parties hereto agree that (i) Investor
                ------------------
will be entitled, but not required, to designate one member of the Board (an "INVESTOR NOMINEE"), and (ii) except to the extent required by applicable law, each committee of the Board shall at all times include an Investor Nominee. In the event that any Investor Nominee vacates his seat on the Board, whether by resignation, death, removal or otherwise, the parties hereto agree to fill any such vacancy with a person designated by the Investor.

          2.2.  Additional Rights.  Until the fifth anniversary of the Closing
                -----------------
Date, the Company will grant to Investor any consent or other shareholder rights granted by the Company to any unaffiliated Person that purchases shares of Capital Stock and, immediately after such purchase, has an Ownership Percentage of 15% or less. The parties hereto acknowledge that for purposes of this Section 2.2, "SHAREHOLDER RIGHTS" is intended to include the types of rights normally found in shareholders agreements and does not include commercial rights granted to strategic partners in connection with a purchase of Capital Stock (such as the right to provide special services to the Company that reflect the capabilities of a strategic partner).

                                  ARTICLE III

                                   COVENANTS

          3.1.  Consultation on Business Strategies.  (a)  The Company will
                -----------------------------------
regularly advise and consult with Investor as to the business of the Company and its

Subsidiaries, which consultation will include the review of (i) strategic, operating and financial plans, including plans for acquisitions and sales, (ii) equity, debt, joint venture and other financing strategies, (iii) business plans for operations, marketing and technology deployment and (iv) personnel, compensation and related decisions.

          (b) Each year, management of the Company will present to the Board for approval a business plan that includes the elements described in paragraph
(a) of this Section 3.1.

          3.2.  Transactions with Affiliates.  The Company agrees to notify
                ----------------------------
Investor promptly if the Company or any other Education Group Entity engages in any material transaction, or enters into any material agreement, with any JI Group Entity.

          3.3.  Information.  (a)  The Company will permit Investor (or a
                -----------
representative of Investor) to visit and inspect any of the properties of any Education Group Entity, including the books of account and other records of such Education Group Entity (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the relevant officers and, after notice to the Company, its independent public accountants and counsel, all at such reasonable times and as often as Investor may reasonably request.

          (b) As soon as available and in any event within 60 days after the close of each quarterly accounting period ending after the date hereof, the Company will deliver to Investor the consolidated balance sheet of the Company as of the end of such quarterly period, and the related consolidated statements of income, shareholders' equity and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by an authorized officer of the Company to have been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments in the case of statements for any quarterly accounting period).

          (c) As soon as available and in any event within 120 days after the close of each fiscal year of the Company, the Company will deliver to Investor the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and
(i) for each fiscal year ending prior to May 31, 1994, certified by an authorized officer of the Company to have been prepared in accordance with generally accepted accounting principles and (ii) for each fiscal year ending on or after May 31, 1994, certified by Arthur Andersen & Co., or other independent certified public accountants of recognized national standing to have been prepared in accordance with generally accepted accounting principles in the United States.

          (d) The Company will provide Investor with such assistance as Investor reasonably requests from officers, employees and auditors of the Company to enable Investor to account for its investment in the Company in its financial statements, including assistance in the calculation and presentation of any adjustments required to reflect generally accepted accounting principles in Canada.

          (e) The Company will furnish to Investor copies of all reports, notices or other written communications (other than routine correspondence and responses to routine inquiries) sent to holders of equity or debt securities of, or lenders to any Education Group Entity, promptly after any such communications are sent.

          3.4.  Preemptive Rights.  (a)  The Company hereby grants to Investor
                -----------------
and International (each a "GRANTEE") the preemptive right to purchase its respective Ownership Percentage of any shares of Capital Stock (and securities of any type whatsoever that are, or may become, exercisable to purchase, or convertible or exchangeable into, shares of Capital Stock) which the company may propose to sell or otherwise issue from time to time for cash after the date hereof, other than Employee Options or securities issued pursuant to Employee Options ("NEW SECURITIES"). Such Ownership Percentage will be calculated immediately preceding any such sale or issuance, and a Grantee may exercise its preemptive right with respect to any or all of the New Securities offered to such Grantee pursuant to this Section 3.4 .

          (b) In the event the Company proposes to sell or otherwise issue any New Securities, it shall give each Grantee not less than 30 days' prior written notice (a "RIGHTS NOTICE") of its intention, describing the material terms of the proposed sale, including the type of New Securities proposed to be issued, the manner of sale and a range of proposed prices and number of shares (including over-allotments) or other securities to be sold or issued (with the high and low end of each range being no greater than 115% and no lower than 85% of the midpoint). Each Grantee shall have 20 days from the date of receipt of a Rights Notice to agree to purchase up to its Ownership Percentage of such New Securities, by delivery of written notice to the Company, provided that (i) if both Grantees elect to exercise their
             --------
respective rights hereunder, the Company will determine how many New Securities will be made available to the Grantees in the aggregate, and each Grantee will have the right to purchase its pro rata portion of such aggregate amount and
(ii) in such event, for purposes of determining "INVESTOR'S OWNERSHIP PERCENTAGE", the denominator will not include any New Securities in respect of which Investor was not offered an opportunity to purchase its Ownership Percentage pursuant to this Section 3.4. If the Company determines that the price or number of New Securities to be sold or issued is not within the range specified in the Rights Notice, or that there have been other material changes to the transaction described in the Rights Notice, the Company will promptly deliver an amended Rights Notice to each Grantee, setting forth the revised ranges for the price and number of securities to be offered (with the high and low end of each range being no greater than 115%, and not lower than 85%, of the midpoint), or any other revised material terms. Each Grantee will have 10 Business Days after receipt of any such amended Rights Notice to agree to purchase up to its Ownership Percentage of such New Securities, upon the revised terms and conditions set forth in the amended Rights Notice, by delivery of a written notice to the Company.

          (c) The price for any New Securities purchased by a Grantee pursuant to this Section 3.4 will be the proceeds received by the Company in connection with such sale, net of selling commissions and underwriters discounts.

          (d) Except as otherwise contemplated by this Agreement, any New Securities purchased by a Grantee under this Section 3.4 will be purchased pursuant to the same terms and conditions as such New Securities are issued to third parties, provided that so long as a Grantee is using its reasonable
               --------
efforts to consummate the closing promptly, such Grantee may postpone such closing until such time as the Purchase Conditions have been satisfied or waived by such Grantee, provided further that if such Purchase Conditions have not been
                 -------- -------
satisfied or waived within 90 days after the third party closing, such Grantee's right to purchase such New Securities will terminate and the Company will be free to sell such New Securities without regard to such Grantee's rights under this Section 3.4.

          (e) In the event a Grantee fails to exercise its preemptive right in accordance with the terms of this Section 3.4, the Company shall have 130 days after delivery of a Rights Notice to sell, or enter into an agreement to sell (containing customary conditions), the New Securities proposed to be sold in the Rights Notice (or the amended Rights Notice), at a price and upon general terms no more favorable to the purchasers thereof than specified in such notice. In the event the Company has not sold, or entered into such an agreement to sell, such New Securities prior to or within said 130-day period, the Company shall not thereafter issue or sell any such New Securities without first offering such securities to the Grantees in the manner provided above.

          (f) All sales pursuant to this Section 3.4 shall be made pursuant to arrangements reasonably determined by the Company in order to ensure compliance with the Securities Act.

          (g)  For purposes of this Agreement, "PURCHASE CONDITIONS MEANS:

               (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase by the relevant Grantee of the subject securities shall have expired or been earlier terminated.

              (ii) All other actions by, in respect of or filings with any Governmental Authority required to permit the consummation of the closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

             (iii) There shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree, and there shall not then be instituted or pending any action or proceeding before any federal or state court or other Governmental Authority brought by a Governmental Authority, that challenges the consummation of the closing or seeks to require the relevant Grantee or its Affiliates to divest, or otherwise limit such Person's ability to exercise full rights of ownership over, the shares of Capital Stock owned by such Grantee and its Affiliates.

              (iv) The Education Group Entities shall have received all material third party consents, if any, required to be obtained in connection with the closing, in each case in form and substance reasonably satisfactory to the relevant Grantee.

          (h) The rights granted by this Section 3.4 will terminate at the time of a Public Offering.

          3.5.  Registration Rights.  The Company grants to Investor and each
                -------------------
other BCE Group Entity that has agreed to be bound by the terms of this Agreement the registration rights set forth in Exhibit A. In its discretion, the Company may grant similar registration rights to International and Jones.

          3.6.  Confidentiality.  Each party to this Agreement will hold in
                ---------------
confidence and not use, and will use its reasonable efforts to cause its respective Affiliates, shareholders, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information received from the other parties to this Agreement (and Affiliates of such other parties) in connection with any information exchange contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known by such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party on a non-confidential basis from sources other than another party to this Agreement (or an Affiliate of such other party). The obligation of each party to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                                   ARTICLE IV

                   TRANSFER RESTRICTIONS AND OFFER PROCEDURES

          4.1.  Transfer Restrictions.  (a)  No Shareholder will Transfer any
                ---------------------
shares of Capital Stock to an Affiliate of such transferor unless such Affiliate has agreed to be bound by the terms of this Agreement as a Shareholder and has delivered an executed counterpart of this Agreement to the Company, Jones and Investor.

          (b) Notwithstanding the foregoing, each Shareholder will have the right to Transfer any shares of Capital Stock pursuant to pledges to financial institutions to secure bona fide borrowings, provided that any such transferee's interest in
                                --------
such shares of Capital Stock will be subject to the provisions of this Agreement.

          (c) Any attempt by a JI Group Entity or a Bell International Group Entity to effect a Transfer of shares of Capital Stock not in compliance with the terms of this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.

          4.2  Legends.  Each certificate evidencing outstanding shares of
               -------
Capital Stock held by any Shareholder shall bear a legend in substantially the following form:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF DECEMBER 20, 1994, COPIES OF WHICH WILL BE FURNISHED BY JONES EDUCATION NETWORKS, INC. AND ANY SUCCESSOR THERETO UPON REQUEST AND WITHOUT CHARGE.

          4.3.  Right to Compel Sale.  (a)  If at any time the JI Group proposes
                --------------------
to sell all of its shares of Capital Stock to a Third Party Purchaser, the JI Group shall have the right, exercisable as set forth below, to compel the BCE Group Shareholders to sell to the Third Party Purchaser (a "COMPELLED SALE") all, but not less than all, of the shares of Capital Stock, if any, then held by the Bell International Shareholders. In connection with any compelled Sale, the Bell International Shareholders will receive the Same Consideration, and be on the same terms and conditions, as the JI Group, provided that a Bell
                                                --------
International Shareholder shall not be required to sell any shares of Capital Stock to any such Third Party Purchaser if such Compelled Sale is reasonably likely to constitute a violation of applicable law or regulation.

          (b) In the event the JI Group elects to exercise its right to cause a Compelled Sale, it will deliver written notice (a "COMPELLED SALE NOTICE") to each Bell International Shareholder and the Company, setting forth the consideration and describing the other material terms and conditions of the Compelled Sale, including the proposed closing date, which shall be not less than 15 Business Days from the date the Compelled Sale Notice is delivered. At the closing for the Compelled Sale, against payment of the Same Consideration, each Bell International Shareholder will deliver to the Third Party Purchaser the certificate or certificates representing the number of shares of Capital Stock held by each Bell International Shareholder, duly endorsed, together with all other documents which are necessary in order to effect such Compelled Sale.

          (c) There shall be no liability on the part of the JI Group to any Bell International Shareholder if any proposed Compelled Sale is not consummated for any reason.

          (d) For purposes of this Agreement, "SAME CONSIDERATION" means the average consideration per share received by the JI Group Entities for all shares of Capital Stock (regardless of class) sold by the JI Group Entities in a Compelled Sale or Tag Along Sale, as the case may be.

          4.4.  Tag Along Right.  If the JI Group proposes to sell, in one
                ---------------
transaction or in a series of related transactions (a "TAG ALONG SALE") either
(i) more than 50% of its equity interest in the Company or (ii) control of the Company, then the Bell International Shareholders shall have the right to participate in such Tag Along Sale on the following terms:

          (a) The JI Group shall give Investor not less than 20 Business Days' written notice (a "SALE NOTICE") of its intention, describing the price offered, all other material terms and conditions of the Tag Along Sale and, if the consideration payable pursuant to the Tag Along Sale consists in whole or in part of consideration other than cash, such information relating to such other consideration as Investor may reasonably request.

          (b) In connection with any Tag Along Sale, the Bell International Shareholders shall have the right, in their sole discretion, to sell, for the Same Consideration, and otherwise on the same terms and conditions, as the JI Group, either (i) all of the shares of Capital Stock then held by it or (ii) a portion of such shares of Capital Stock equal to a fraction, the numerator of which is the total number of shares of Capital Stock to be purchased by the Third Party Purchaser, and the denominator of which is the number of shares of Capital Stock owned by Persons that are not BCE Group Entities. Any fractional shares will be rounded to the nearest share.

          (c) The Bell International Shareholders must exercise their tag-along right by giving written notice to the JI Group within 15 Business Days of the delivery of a Sale Notice, specifying the number of shares of Capital Stock that the Bell International Shareholders desire to include in the Tag Along Sale. At the closing for the Tag Along Sale, against payment of the Same Consideration the Bell International Shareholder will deliver to the Third Party Purchaser the certificate or certificates representing such number of shares of Capital Stock, duly endorsed, together with all other documents which are necessary in order to effect such Tag Along Sale.

          (d) There shall be no liability on the part of the JI Group to any Bell International Shareholder if the proposed third party sale is not consummated for any reason.

          4.5.  Right of First Offer on Sales of Capital Stock by Bell
                ------------------------------------------------------
International Shareholders.  (a)  If, at any time, any Bell International
- --------------------------
Shareholder wishes to sell any of its shares of Capital Stock, such sale shall be made pursuant to the following procedures:

          (i) The Bell International Shareholder shall deliver to International a written notice of its intention (an "OFFER NOTICE"), describing the material terms of the proposed sale, including the number of shares of Capital Stock offered for sale (the "OFFERED SHARES") and the proposed price. International shall have 90 calendar days from the date of receipt of the Offer Notice to accept (by delivery of written notice to Investor), reject or renegotiate the terms of the Offer Notice with the Bell International Shareholder. If International accepts the terms of the Offer Notice (as originally delivered or as renegotiated), the closing for the purchase and sale of the Offered Shares to be purchased by International must take place within 180 days from the date of such acceptance (the "CLOSING PERIOD"). In the event International rejects the terms of the Offer Notice, or fails to close the purchase and sale of the Offered Shares prior to the expiration of the Closing Period, the Bell International Shareholder will have the right, for a period of 270 calendar days after the date of such rejection (or the expiration of the Closing Period) to sell the Offered Shares to any third party, after reasonable consultation with International, at a price per share not less than 95% of the price proposed in the Offer Notice.

               (ii) The purchase price for any shares of Capital Stock purchased pursuant to this Section 4.5 will be paid in cash by wire transfer in immediately available funds to a bank account designated by the Bell International Shareholder not less than three Business Days prior to closing.

          (b) At any closing under this Article IV, each Bell International Shareholder will deliver to the relevant purchaser good and valid title to the shares of Capital Stock being sold by such Bell International Shareholder, free and clear of any Lien.

          4.6.  Termination. The provisions of Sections 4.3, 4.4 and 4.5 will
                -----------
terminate at the time of a Public Offering.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.1.  Representations and Warranties of Jones. Jones represents and
                ---------------------------------------
warrants to Investor and the Company that as of the date hereof:

          (a) The execution, delivery and performance of this Agreement by Jones is within his legal capacity. This Agreement constitutes a valid and binding agreement of Jones.

          (b) The execution, delivery and performance by Jones of this Agreement requires no action of Jones by or in respect of, or filing by Jones with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jones.

          (c) The execution, delivery and performance by Jones of this Agreement does not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Jones or (ii) require any consent or other action by any Person under, or constitute a default under, any agreement or other instrument binding upon Jones or any license, permit or other similar authorization held by Jones, except to the extent that any such violation, failure to obtain any such consent or other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jones.

          5.2.  Representations and Warranties of International.  International
                -----------------------------------------------
represents and warrants to Investor and the Company that as of the date hereof:

          (a) The execution, delivery and performance of this Agreement by International is within International's corporate power and has been duly authorized by all necessary corporate action on the part of International. This Agreement constitutes a valid and binding agreement of International.

          (b) The execution, delivery and performance by International of this Agreement requires no action of International by or in respect of, or filing by International with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on International.

          (c) The execution, delivery and performance by International of this Agreement does not (i) violate the articles of incorporation or bylaws of International, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on International or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or other instrument binding upon International or any license, permit or other similar authorization held by International, except in the case of clauses (ii) and (iii) to the extent that any such violation, failure to obtain any such consent or other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on International.

          5.3.  Representations and Warranties of Investor.  Investor represents
                ------------------------------------------
and warrants to each of Jones, International and the Company that as of the date hereof:

          (a) The execution, delivery and performance of this Agreement by Investor is within Investor's corporate power and has been duly authorized by all necessary corporate action on the part of Investor. This Agreement constitutes a valid and binding agreement of Investor.

          (b) The execution, delivery and performance by Investor of this Agreement require no action by Investor or in respect of, or filing by Investor with, any governmental body, agency or official other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor.

          (c) The execution, delivery and performance by Investor of this Agreement do not (i) violate the articles of incorporation or bylaws of Investor or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Investor or (iii) require any consent or other action by any Person under, or constitute a default under, any agreement or instrument binding upon Investor or any license, permit or other similar authorization held by Investor except, in the case of clauses (ii) and (iii) to the extent that any such violation, failure to obtain any such consent or take such other action, or default, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Investor.

          5.4.  Representations and Warranties of the Company.  The Company
                ---------------------------------------------
represents and warrants to Investor, Jones and International that as of the date hereof:

          (a) The execution, delivery and performance of this Agreement by the Company is within the Company's corporate power and has been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

          (b) The execution, delivery and performance by the Company of this Agreement requires no action of any Education Group Entity by or in respect of, or filing by any Education Group Entity with, any Governmental Authority organized within the United States of America, England or Spain other than any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Intercable Group Entities.

          (c) The execution, delivery and performance by the Company of this Agreement do not (i) violate (x) the articles of incorporation or bylaws of the Company or (y) the articles of incorporation, by-laws, partnership agreement or other organizational document (as applicable) of any other Education Group Entity, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on the Company, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any other Education Group Entity or cause a loss of any benefit to which the Company or any other Education Group Entity is entitled under any agreement or other instrument binding upon the Company or any other Education Group Entity or any franchise agreement, license, permit or other similar authorization held by the Company or any other Education Group Entity or (iv) result in the creation of any Lien on any asset of the Company or any Education Group Entity, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Intercable Group Entities.

                                  ARTICLE VI

                                 MISCELLANEOUS

          6.1.  Termination.  The provisions of this Agreement will terminate,
                -----------
and be of no further force or effect, at such time as Investor's Ownership Percentage is less than 10%, provided that the provisions of Sections 3.5, 3.6
                             --------
and 6.5 shall survive any such termination.

          6.2.  Successors and Assigns: Assignment.  (a) The provisions of this
                ----------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and to the extent applicable heirs, executors, administrators and legal representatives.

          (b) Except as otherwise provided herein, neither the Company nor any Shareholder may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto, provided that Investor and any other Bell International
                      --------
Shareholder may assign its rights, but not its obligations, to any Eligible Assignee at any time after such purchaser has delivered to the Company, Jones and International an executed counterpart of this Agreement and agreed to be bound by the terms of this Agreement as if such Person was Investor.

          (c) For purposes of this Agreement, "ELIGIBLE ASSIGNEE" means any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains (i) controlled, directly or indirectly, by Investor and (ii) not primarily engaged in, or a Subsidiary of Investor primarily engaged in, the direct operation or management of (x) cable television systems located in North

America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than Investor and any Person that is an Intercable Group Entity or a JI Group Entity (each a "RESTRICTED BUSINESS"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict Investor from assigning its rights hereunder to a Subsidiary of Investor that is a holding company of an entity or entities primarily engaged in a Restricted Business.

          (d) For purposes of this Agreement, "INTERCABLE GROUP ENTITY" means, at any time, Jones Intercable, Inc. and each Person that is a Subsidiary of it at such time.

          6.3.  Specific Performance.  Each party hereto agrees that a
                --------------------
Shareholder could be irreparably damaged if any party failed to perform any obligation under this Agreement, and that such Shareholder would not have an adequate remedy at law for money damages in such event. Accordingly, each Shareholder shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that such Shareholder may have against any party for any failure by such party to perform its obligations under this Agreement.

          6.4.  Notices.  All notices, requests, claims, demands and other
                -------
communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested):

          if to Jones:

               Glenn R. Jones
               9697 East Mineral Avenue
               Englewood, Colorado 80155
               Fax:  (303) 784-8510


          if to International:

               Jones International, Ltd.
               9697 East Mineral Avenue
               Englewood, Colorado 80155
               Fax: (303) 784-8510
               Attention:  Chief Executive Officer
          if to Investor:

               Bell Canada International Inc.
               1000, rue de la Gauchetiere West
               Suite 1100
               Montreal, Quebec
               Canada H3B 4Y8
               Fax:  514-392-2262
               Attention:  Chief Financial Officer

          with a copy to:

               Bell Canada International Inc.
               1000, rue de la Gauchetiere West
               Suite 1100
               Montreal, Quebec
               Canada H3B 4Y8
               Fax:  514-392-2342
               Attention:  General Counsel

          if to the Company to:

               Jones Education Networks, Inc.
               9697 East Mineral Avenue
               Englewood, Colorado 80112
               Attention:  President
               Fax:  (303) 799-4675

          with a copy to:

               Jones Education Networks, Inc.
               9697 East Mineral Avenue
               Englewood, Colorado 80112
               Attention:  General Counsel
               Fax:  (303)
               799-1644

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          6.5.  Expenses.  All costs and expenses incurred in connection with
                --------
this Agreement shall be paid by the party incurring such cost or expense.

          6.6.  Amendments and Waivers.  (a)  Any provision of this Agreement
                ----------------------
may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          6.7.  Governing Law.  This Agreement shall be construed in accordance
                -------------
with and governed by the law of the State of Colorado, without regard to the conflicts of law rules of such state.

          6.8.  Counterparts: Effectiveness.  This Agreement may be signed in
                ---------------------------
any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          6.9.  Headings. The headings contained in this Agreement are for
                --------
reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.

          6.10.  Entire Agreement.  This Agreement constitutes the entire
                 ----------------
agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          6.11.  Separability.  In case any provision of this Agreement shall be
                 ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                                       2O

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


                                    /s/ Glenn R. Jones
                                   ------------------------------------
                                   GLENN R. JONES individually


                                   JONES INTERNATIONAL LTD.



                                   By /s/ Glenn R. Jones
                                     ----------------------------------
                                     Name.  Glenn R. Jones
                                     Title: Chief Executive Officer


                                   BELL CANADA INTERNATIONAL INC.



                                   By /s/ D H Burney
                                     ----------------------------------
                                     Name:  Derek H. Burney
                                     Title: Chairman & Co.


                                   JONES EDUCATION NETWORKS, INC.



                                   By /s/ Glenn R. Jones
                                     ----------------------------------
                                     Name:  Glenn R. Jones
                                     Title: Chief Executive Officer

                                                                       EXHIBIT A
                                                                       ---------

                              REGISTRATION RIGHTS

                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.1.  Definitions.  (a)  Terms defined in the Shareholders
                        -----------
Agreement (the "Agreement"). dated as of December 20, 1994 among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. ("Investor") and Jones Education Networks, Inc. (the "Company") are used herein as therein defined.

          (b) For purposes of this Exhibit A, the following terms have the following meanings:

          "BCE Shareholder" means, at any time, any BCE Group Entity that owns shares of Capital Stock at such time and has agreed to be bound by the terms of the Agreement.

          "Registrable Securities" means any shares of Capital Stock owned by Investor and any other BCE Group Entity.

          "Selling Shareholder" means Investor and any other BCE Shareholder that elects to sell any Registrable Securities pursuant to a Demand Registration or a Piggy-Back Registration.

          "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

          (c) For purposes of this Exhibit A, each of the following terms is defined in the Section set forth opposite such term:

           TERM                              Section
           ----                              -------
     Demand Registration                      2.1
     Indemnified Party                        4.3
     Indemnifying Party                       4.3
     Inspectors                               3.1(g)
     Piggy-Back Registration                  2.2

     Records                                  3.1(g)
     Rule 144                                 5.2

                                  ARTICLE II

                              REGISTRATION RIGHTS

          SECTION 2.1.  Demand Registration.  (a)  At any time after a Public
                        -------------------
Offering, one or more Selling Shareholders may make a written request for registration under the Securities Act of all or part of the Registrable Securities owned by such Selling Shareholder (a "Demand Registration"), provided
                                                                        --------
that the Company shall not be obligated to effect (i) any Demand Registration covering shares representing less than 2% of the outstanding Capital Stock on the date hereof, (ii) more than one Demand Registration pursuant to the provisions of this Section 2.1 in any nine-month period and (iii} more than three Demand Registrations during the term of this Exhibit A. Any request for a Demand Registration will specify the aggregate number of shares of Registrable Securities proposed to be sold by the Selling Shareholder and will also specify the intended method of disposition thereof.

          (b) A registration will not count as a Demand Registration until it has become effective. In addition, if more than 50% of the aggregate number of Registrable Securities requested to be registered pursuant to this Section 2.1 are excluded from the offering in accordance with Section 2.3, such offering will not count as a Demand Registration.

          (c) If the offering of such Registrable Securities pursuant to such Demand Registration is an underwritten offering, the Selling Shareholder shall select the book-running managing Underwriter and any additional investment bankers and managing Underwriters to be used in connection with the offering, provided that such Underwriters and investment bankers must be reasonably
- --------
satisfactory to the Company.

          SECTION 2.2.  Piggy-Back Registration.  If during the term of this
                        -----------------------
Agreement, the Company proposes to file a registration statement under the Securities Act with respect to an offering of any shares of Capital Stock (i) for the company's own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (ii) for the account of any of its respective securityholders, then the Company shall give written notice of such proposed filing to each Selling Shareholder as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer each Selling Shareholder the opportunity to register such number of shares of Registrable Securities as each Selling Shareholder may request on the same terms and conditions as the proposed offering (a "Piggy-Back Registration"). A Selling Shareholder will have five business days after receipt of any such notice to notify the Company as to whether it wishes to participate in a PiggyBack Registration and, if so, the number of Registerable Securities proposed to be included in such offering. The Company shall use its best efforts to cause the managing Underwriters of a proposed underwritten offering to permit the Registrable Securities to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein.

          SECTION 2.3.  Reduction of Offering.  Notwithstanding anything
                        ---------------------
contained herein, if the book-running managing Underwriter of an offering described in Section 2.1 or Section 2.2 states that, in its good faith judgment
(i) the size of the offering that the Selling Shareholder, the Company and any other Persons intend to make or (ii) the combination of securities that the Selling Shareholder, the Company and such other Persons intend to include in such offering are such that the success of the offering is reasonably likely to be materially and adversely affected by the inclusion of the Registrable Securities, then:

          (a) if the size of the offering is the basis of such Underwriter's opinion, the aggregate amount of Registrable Securities to be offered for the account of the Selling Shareholders shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such Underwriter, provided that (x) in the case of a
                                        --------
Demand Registration, the amount of Registrable Securities to be offered for the account of the Selling Shareholders shall be reduced only after the amount of securities to be offered for the account of the Company and any other Persons that are not Selling Shareholders has been reduced to zero, and (y) in the case of a Piggy-Back Registration, if securities are being offered for the account of Persons other than the Company, then the proportion by which the aggregate amount of such Registrable Securities intended to be offered for the account of the Selling Shareholders is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced; and

          (b) if the combination of securities to be offered is the basis of such Underwriter's opinion, the Registrable Securities to be included in such offering shall be reduced as described in clause (a) above, except that in the case of a Piggy-Back Registration, if the actions described in sub-clause (y) of the proviso in such clause (a) would, in the judgment of the managing Underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

          SECTION 2.4.  Registration ExPenses.  In connection with any Demand
                        ---------------------
Registration or Piggy-Back Registration, the Company shall pay the following expenses incurred in connection with such registration: (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses,
(iv) fees and expenses incurred in connection with the listing of the Registrable Securities on the NASDAQ National Market System (or, if no shares of Capital Stock are listed for trading on such system, such other principal exchange or market where shares of Capital Stock are listed or otherwise admitted for trading), (v) fees and expenses of counsel and independent certified public accountants for the Company (including fees and expenses associated with the delivery of special audits or comfort letters), (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration and (vii) internal expenses of the Company (including salaries and expenses of officers and employees). The Selling Shareholder shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

                                  ARTICLE III

                            REGISTRATION PROCEDURES

          SECTION 3.1.  Filings: Information.  Whenever the Selling Shareholder
                        --------------------
requests that any Registrable Securities be registered pursuant to Article II hereof, the Company will use its reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the requested method of disposition thereof as promptly as reasonably practicable, and in connection with any such request:

          (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable efforts to cause such filed registration statement to become and remain effective for a period of not more than six months (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable)) after the date of the original filing or such other period as is necessary to comply with the provisions of the Securities Act, provided that if the Company shall furnish to the
                            --------
     Selling Shareholder a certificate signed by the Company's Chairman, President or any vice-President stating that in his good faith judgment it would be detrimental or otherwise disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 180 days within which to file such registration statement measured from the date of the Company's receipt of the Selling Shareholder's request for registration in accordance with Section 2.1.

          (b) The Company will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Selling Shareholder and each applicable managing Underwriter, if any, copies thereof, and thereafter furnish to the Selling Shareholder and each such Underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as the Selling Shareholder or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

          (c) After the filing of the registration statement, the Company will promptly notify the Selling Shareholder of any stop order issued or, to the Company's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Company will use reasonable efforts to register or otherwise qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Selling Shareholder reasonably requests, and to do any and all other acts and things that may be necessary or advisable to consummate the requested disposition of the Registrable Securities, provided that the
                                                          --------
     Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

          (e) The Company will as promptly as practicable notify the Selling Shareholder, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Selling Shareholder and to the Underwriters any such supplement or amendment. The Selling Shareholder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Selling Shareholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Selling Shareholder and the Underwriters of the copies of such supplemented or amended prospectus. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Selling Shareholder such supplemented or amended prospectus.

          (f) The Company will enter into customary agreements (including an underwriting agreement having representations and closing documents consistent with underwriting agreements heretofore entered into by the Company) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

          (g) The Company will make available for inspection by the Selling Shareholder, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by the Selling Shareholder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or
     (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h) The Company will furnish to the Selling Shareholder and each Underwriter a signed counterpart, addressed to the Selling Shareholder or such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Shareholder or the managing Underwriter reasonably requests.

          (i) The Company will otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

          (j) The Company will use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or trading system on which similar securities issued by the Company are then listed.

          The Company may require the Selling Shareholder to furnish in writing to the Company such information regarding the Selling Shareholder, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

          SECTION 4.1.  Indemnification by the Company.  The Company agrees to
                        ------------------------------
indemnify and hold harmless, to the extent permitted by law, the Selling Shareholder, its officers and directors, and each Person, if any, who controls the Selling Shareholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by (i) any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of the Selling Shareholder expressly for use therein or (ii) the Selling Shareholder's failure to comply with a prospectus delivery requirement imposed on it under applicable law, if any, including any failure to deliver, after delivery of a preliminary prospectus, a prospectus containing corrected, modified or amended disclosure with respect to any material fact. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Shareholder provided in this Section 4.1.

          SECTION 4.2.  Indemnification by the Selling Shareholder.  The Selling
                        ------------------------------------------
Shareholder agrees to indemnify and hold harmless the Company, its officers and directors, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Shareholder, but only with reference to information relating to the Selling Shareholder or the plan of distribution furnished in writing by or on behalf of the Selling Shareholder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. The Selling Shareholder also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2.

          SECTION 4.3.  Conduct of Indemnification Proceedings.  In case any
                        --------------------------------------
proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 4.1 or Section 4.2, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall assume the defense of such proceeding and retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties and shall be reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

          SECTION 4.4.  Contribution.  (a)  If the indemnification provided for
                        ------------
in this Article IV is
unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Shareholder on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholder on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Shareholder on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and the Selling Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Selling Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations.

          (b) The relative benefits received by the Company and the Selling Shareholder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Shareholder bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Shareholder on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Shareholder or by the Underwriters. The relative fault of the Company on the one hand and of the Selling Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (c) The Company and the Selling Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article IV, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Selling Shareholder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities were offered to the public exceeds the amount of any damages which the Selling Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                  ARTICLE V

                                 MISCELLANEOUS

          5.1.  Participation in Underwritten Reaistrations.  No Selling
                -------------------------------------------
Shareholder may participate in any underwritten registered offering pursuant to a Piggy-Back Registration unless it (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Person entitled to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Exhibit A.

          5.2.  Rule 144.  The Company covenants that it will file any reports
                --------
required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Selling Shareholder may reasonably request to the extent required from time to time to enable it to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC ("Rule 144"). Upon the request of the Selling Shareholder, the Company will deliver to it a written statement as to whether it has complied with such reporting requirements.

          5.3.  Restrictions on Public Sale by the Sellina Shareholder.  To the
                ------------------------------------------------------
extent not inconsistent with applicable law, if any Registrable Securities are included in a Demand Registration or a Piggy-Back Registration, the Selling Shareholder will agree not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten offering.

          5.4.  Restrictions on Public Sale by the Company.  The Company agrees,
                ------------------------------------------
if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten offering, not to effect any public sale or distribution of any securities similar to those being registered in accordance with a Demand Registration or a Piggy-Back Registration, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration as permitted by Article II) or the commencement of a public distribution of Registrable Securities.

          5.5.  Successors and Assigns.  In addition to the assignment rights
                ----------------------
granted pursuant to Section 7.2, the Selling Shareholders may transfer the rights and obligations under this Exhibit A to an unaffiliated third party that has not issued debt or equity interests to, nor invested in or lent money to, Persons primarily engaged in the cable television, telecommunications or educational programming businesses other than the Company or any of its Subsidiaries, in connection with a transfer to such third party of all shares of Capital Stock owned by all BCE Shareholders.

          5.6  Termination.  The registration rights granted under this Exhibit
               -----------
A will terminate on the fifth anniversary of the Public Offering.